Exhibit 10.30

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into by and between, Ronald B. Crowell (“Crowell”) and GSE Lining Technology, LLC (the “Company”).

1.                                       Separation. Crowell understands that his employment with the Company ended effective January 11, 2011 (“Employment Separation Date”).

2.                                       Payment. Crowell is entering into this Agreement in return for the following valuable consideration (collectively, the “Payments”). If Crowell signs and does not revoke this Agreement, the Company will:

•                            Within ten (10) business days after the seven (7) day revocation period described in Section 4 below expires without Crowell’s revocation, pay the total sum of THREE HUNDRED TEN THOUSAND DOLLARS AND ZERO CENTS ($310,000.00), payable in two checks as follows: (a) one check made payable to Ronald B. Crowell in the amount of TWO HUNDRED TWENTY THOUSAND DOLLARS AND ZERO CENTS ($220,000.00) minus lawful withholdings; and (b) one check made payable to the law firm Shellist Lazarz Slobin LLP in the amount of NINETY THOUSAND DOLLARS AND ZERO CENTS ($90,000.00).

•                            By June 15, 2011 the Company will pay the total sum of ONE HUNDRED THIRTY THOUSAND DOLLARS AND ZERO CENTS ($130,000.00), payable in two checks as follows: (a) one check made payable to Ronald B. Crowell in the amount of ONE HUNDRED NINE THOUSAND DOLLARS AND ZERO CENTS ($109,000.00) minus lawful withholdings; and (b) one check made payable to the law firm Shellist Lazarz Slobin LLP in the amount of TWENTY ONE THOUSAND DOLLARS AND ZERO CENTS ($21,000.00).

•                            By September 15, 2011 the Company will pay the total sum of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS AND ZERO CENTS ($125,000.00), payable in one check made payable to Ronald B. Crowell in the amount of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS AND ZERO CENTS ($125,000.00) minus lawful withholdings.

Crowell acknowledges and agrees that the Payments constitute consideration that is in addition to anything of value to which Crowell is already entitled absent his signing and not revoking this Agreement. Crowell acknowledges and agrees that the Company has not made any representations to him regarding the tax consequences of any amounts or benefits received by Crowell under this Agreement and further agrees that Crowell shall be solely responsible for payment of all personal tax liabilities due on any and all payments under this Agreement, including, without limitation, federal, state and local taxes, and interest and penalties, which are or may become due, and any penalties that may be payable or assessed as a result of the payment of the Payments. Crowell agrees to indemnify and hold the Company and its attorneys harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Crowell or the Company related in any way to the payment of the Payments, including, without limitation, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

3.                                       Release. Crowell, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, consultants, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Crowell has, had, or may have against Releasees relating to or arising out of his employment or separation from employment with the Company, up to and including the date of execution of this Agreement. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, genetic information, religious, veteran status or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Equal Pay Act, the Texas Labor Code, or any other federal, state, or local laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Crowell’s employment with the Company, the continuation of his employment with the Company, or the termination of his employment with the Company.

4.                                       Release of Any Age Discrimination Claims. Also included among the claims knowingly and voluntarily waived and released by Crowell above are any age discrimination, retaliation, harassment, or related claims under the Age Discrimination in Employment Act, the Texas Commission on Human Rights Act, or the Older Workers Benefit Protection Act. Crowell acknowledges that the Company provided him with a copy of the Agreement in advance of his execution of the Agreement and advised him in writing by means of this Agreement: (a) to consult with an attorney of Crowell’s choosing prior to executing the Agreement; (b) that Crowell has a period of twenty-one (21) days to review and consider the Agreement before executing it; and (c) that for a period of seven (7) days following Crowell’s execution of this Agreement, Crowell may revoke the Agreement, and the Agreement shall not become effective or enforceable until this seven (7) day revocation period expires without his revocation. During the seven (7) day revocation period, Crowell may revoke the Agreement by providing written notice of revocation to the Company’s counsel, Scott M. Nelson, so that it is received before the seven (7) day revocation period expires. Crowell understands and agrees that, if he fails to sign the Agreement on or before twenty-one (21) days after the day he received it, or if he revokes the Agreement before the expiration of seven (7) days after executing it, the Agreement shall not become effective or enforceable and Crowell will not be entitled to receive the Payments. Crowell and the Company acknowledge and agree that this release does not apply to any rights or claims that may arise after the date that Crowell signs this Agreement.

5.                                       Non-Disparagement. Crowell agrees not to disclose, communicate, or publish any disparaging information of any kind about any of the Releasees. In turn, the Company agrees that if Crowell forwards reference requests to the Company’s Vice President of Human Resources, the Company will provide a neutral reference that shall include only his job title and dates of employment.

6.                                       No Admission of Wrongdoing. Crowell understands and agrees that this Agreement shall not in any way be construed as an admission by the Releasees of any unlawful or wrongful acts whatsoever against Crowell or any other person, and the Releasees specifically disclaim any liability to or wrongful acts against him or any other person.

7.                                       No Representations. Crowell represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, on any representation(s) by any of the Releasees, except as expressly contained in this Agreement.

8.                                       Resignation from Officer Role. Effective the Employment Separation Date, Crowell also resigns from any and all officer and/or director positions he holds or may hold with the Company or any of the Releasees, and agrees and acknowledges he shall have no authority to direct the day to day operations or management decisions of the Company or any of the Releasees

9.                                       No Further Compensation. Crowell agrees that the Company owes him no further compensation, except as provided in this Agreement.

10.                                 Binding. The Company and Crowell agree that this Agreement shall be binding on them and their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of their heirs, administrators, representatives, executors, successors and assigns.

11.                                 Confidentiality. Crowell agrees that he will keep the facts of this Agreement, its terms, and the amount of the Payment completely confidential. Crowell may, however, disclose the terms of this Agreement to his spouse, accountants, attorneys, or as otherwise required by law.

12.                                 Governing Law and Forum. This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. Crowell and the Company agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties. In the event of litigation concerning this Agreement, Crowell and the Company agree to the jurisdiction of federal and state courts in Harris County, Texas.

13.                                 Severability. The Company and Crowell agree that should a court declare or determine that any provision of this Agreement is illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement.

14.                                 Counterparts. The Company and Crowell agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

15.                                 Entire Agreement. This Agreement sets forth the entire agreement between Crowell and the Company, and fully supersedes any and all prior agreements or understandings between them, with the sole exception that all of Crowell’s confidentiality obligations to the Releasees, whether arising from a written agreement or otherwise, shall remain in full force and effect.

Please read carefully as this document includes a release of claims.

As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.

/s/ Ronald B. Crowell	/s/ Mark C. Arnold
Employee’s Signature	Company Representative’s Signature

Ronald B. Crowell	Mark C. Arnold
Employee’s Printed Name	Company Representative’s Printed Name

23 Feb 2011	23 Feb 2011
Date	Date